Exhibit 10.2

TRANSACTION AGREEMENT

by and among

CAESARS ENTERTAINMENT CORPORATION,

HIE HOLDINGS, INC.,

HARRAH’S BC, INC.,

PHW LAS VEGAS, LLC,

PHW MANAGER, LLC,

CAESARS BALTIMORE ACQUISITION COMPANY, LLC,

CAESARS BALTIMORE MANAGEMENT COMPANY, LLC,

CAESARS ACQUISITION COMPANY and

CAESARS GROWTH PARTNERS, LLC

Dated as of October     , 2013

3

This TRANSACTION AGREEMENT, dated as of October     , 2013 (this “Agreement”), is entered into by and among Caesars Entertainment Corporation, a Delaware corporation (“CEC”), HIE Holdings, Inc., a Delaware corporation (“HIE Holdings”), Harrah’s BC, Inc., a Delaware corporation (“BondCo”), PHW Las Vegas, LLC, a Nevada limited liability company (“PHW Las Vegas”), PHW Manager, LLC, a Nevada limited liability company (“PHW Manager”), Caesars Baltimore Acquisition Company, LLC, a Delaware limited liability company (“CBAC”), Caesars Baltimore Management Company, LLC, a Delaware limited liability company (“Baltimore Manager”, together with CEC, HIE Holdings, BondCo, PHW Las Vegas, PHW Manager and CBAC, the “Caesars Parties”), Caesars Acquisition Company, a Delaware corporation (“CAC”) and Caesars Growth Partners, LLC, a Delaware limited liability company (“Growth Partners”).

WHEREAS, CEC desires to form Growth Partners, a new growth-oriented entity to be owned by certain of CEC’s Subsidiaries and participating CEC stockholders, with such CEC stockholders owning their interests in Growth Partners indirectly through CAC, a newly-formed corporation anticipated to be listed on the NASDAQ Capital Market;

WHEREAS, CEC will obtain and distribute non-transferable subscription rights at no charge (the “Subscription Rights”) on a pro rata basis to each holder of CEC’s common stock as of the Record Date that include (i) a basic subscription right and an over-subscription privilege to purchase for cash voting Class A common stock, par value $0.001 per share, of CAC (the “CAC Class A Common Stock”) and (ii) the other rights and obligations set forth in the Prospectus (the “Rights Offering”);

WHEREAS, each Sponsor has committed to purchase CAC Class A Common Stock in an aggregate amount up to $250,000,000 either prior or pursuant to the Rights Offering (the “Sponsor Commitment”), in either case on the same terms as are available to Persons other than the Sponsors in the Rights Offering;

WHEREAS, the cash proceeds from the Rights Offering (and, if applicable, from the earlier consummation of the Sponsor Commitment) will be received by CAC and, subject to CAC’s obligation in Section 2.2(d) to reimburse CEC for certain withholding taxes paid by CEC in connection with the Rights Offering, used to acquire all of the Class A Voting Units in Growth Partners;

WHEREAS, subject to the conditions set forth herein, HIE Holdings will contribute approximately 119,047 shares of common stock of Caesars Interactive Entertainment, Inc., a Delaware corporation (“CIE”), par value $0.001 per share, constituting all of the shares of common stock of CIE held by it (the “CIE Shares”), with an ascribed value of $525,000,000 (the “Initial CIE Valuation”), to Growth Partners (or its designated direct or indirect Subsidiary) in exchange for Class B Non-Voting Units in Growth Partners (the “CIE Contribution”);

WHEREAS, subject to the conditions set forth herein, BondCo will contribute the senior notes previously issued by Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), and set forth on Annex A attached hereto (collectively, the “CEOC Notes”, together with the CIE Shares, the “Contributed Assets”), with an ascribed value of $750,000,000 calculated using the CEOC Notes Initial Valuation Methodology (the “Initial

CEOC Notes Valuation”), to Growth Partners (or its designated direct or indirect Subsidiary) in exchange for Class B Non-Voting Units in Growth Partners, subject to adjustment on and after the Closing Date (the “CEOC Notes Contribution”, together with the CIE Contribution, the “Contribution Transaction”);

WHEREAS, the agreed aggregate value of the Contributed Assets is $1,275,000,000, subject to certain valuation and other potential adjustments as described below;

WHEREAS, the Contribution Transaction will include the following Closing and post-Closing value-related adjustments: (i) the Initial CEOC Notes Valuation will be recalculated at Closing based on the CEOC Notes Closing Valuation Methodology, and the ownership percentages of CAC, HIE Holdings and BondCo in Growth Partners will be recalculated accordingly, (ii) the aggregate fair market value, if any, of the Subscription Rights will be restored to CEC (through its ownership in BondCo) in the form of CEOC Notes with an aggregate value equal to the Rights FMV, (iii) the amount of withholding taxes (including backup withholding taxes) paid by CEC in connection with the Rights Offering, to the extent not otherwise reimbursed by CAC with cash received from affected CEC stockholders participating in the Rights Offering, will be reimbursed to CEC (through BondCo) by Growth Partners, in the form of CEOC Notes valued using the CEOC Notes Reimbursement Valuation Methodology and (iv) the Initial CIE Valuation may be increased by up to $225,000,000 if earnings from CIE’s social and mobile games business exceed a specified amount in 2015, in which case HIE Holdings will receive additional Class B Non-Voting Units in Growth Partners, in each case as set forth in this Agreement;

WHEREAS, prior to the Closing, PHW Las Vegas will contribute and assign to PHWLV, LLC, a Nevada limited liability company and wholly-owned Subsidiary of PHW Las Vegas (“PHWLV”), and PHWLV will accept and assume from PHW Las Vegas, all of its assets and liabilities pursuant to one or more bills of sale and assignment and assumption agreements as reasonably agreed to between CAC and CEC;

WHEREAS, prior to the Closing, the existing outstanding debt of PHW Las Vegas (in the approximate amount of $513,200,000), will be assumed by PHWLV, subject to lender consent;

WHEREAS, subject to the conditions set forth herein, including receipt of the Gaming Licenses required therefor, Growth Partners will use up to $360,000,000 of proceeds from its issuance of Class A Voting Units (subject to adjustment on the Closing Date) to purchase for cash the following assets from Subsidiaries of CEC (the “Purchased Assets”, together with the Contributed Assets, the “Transferred Assets”): (i) from PHW Las Vegas, the PHWLV Equity, (ii) from PHW Manager, the PH Fee Stream, (iii) from CBAC, the CBIC Equity and (iv) from Baltimore Manager, the Baltimore Fee Stream (the “Purchase Transaction”, together with the Contribution Transaction, the “Transactions”);

WHEREAS, upon consummation of the Transactions, CAC and Growth Partners will (i) enter into a management services agreement substantially in the form attached hereto as Exhibit A (the “Management Services Agreement”) pursuant to which CEOC shall provide certain corporate services and back office support and business advisory services to CAC, Growth Partners and its Subsidiaries and (ii) work together with CEC to develop future projects as further described in the Growth Partners Operating Agreement;

WHEREAS, as further detailed in the Growth Partners Operating Agreement and the Registration Rights Agreement, following the fifth (5th) anniversary of the Closing, HIE Holdings and BondCo may exchange their Class B Non-Voting Units in Growth Partners for non-voting CAC Class B Common Stock with equivalent terms, and will receive registration rights pursuant to the Registration Rights Agreement in respect of such non-voting CAC Class B Common Stock;

WHEREAS, as further described in the CAC Charter and Growth Partners Operating Agreement, after the third (3rd) anniversary of the Closing, CEC and/or its Subsidiaries will have the right to acquire the Class A Voting Units in Growth Partners, or at the election of CAC, the CAC Class A Common Stock that corresponds to such Class A Voting Units in Growth Partners (the “Call Right”);

WHEREAS, as further described in the Growth Partners Operating Agreement, following the fifth (5th) anniversary of the Closing and until the eight-year six-month anniversary of the Closing, the Managing Member will have the right to cause a Liquidation of Growth Partners (with the consent of the board of directors of CAC) (the “Liquidation Right”); and

WHEREAS, if the Liquidation Right is not exercised before the eight-year six-month anniversary of the Closing, Growth Partners will be required to liquidate on the date thereof pursuant to the terms set forth in the Growth Partners Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; INTERPRETATION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“2015 CIE Adjusted EBITDA” means, with respect to the fiscal year ended December 31, 2015, the Adjusted EBITDA reflected on the audited consolidated financial statements for CAC for the CIE “Social and Mobile Games” and “Buffalo Studios” businesses (in existence as of April 23, 2013 and expressly excluding the earnings of any subsequent acquisitions) to include only those businesses incorporated in, and to be calculated on a basis consistent with, the calculation in CIE management’s presentation of the 2013 pro-forma budget for Playtika and Buffalo Studios to the CEC Board of Directors on February 21, 2013, which showed expected 2013 Adjusted EBITDA for Playtika and Buffalo Studios as set forth on Schedule 1.1(a).

“Actions” means any action, claim, demand, arbitration, charge, complaint, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreed Earn-Out Adjustments” has the meaning set forth in Section 5.3(c).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means this Agreement, including all Annexes, Schedules and Exhibits attached hereto, the Management Services Agreement, the Registration Rights Agreement, the Voting Agreement, the Settlement Agreement and all other documents, agreements and instruments executed and delivered in connection herewith and therewith, in each case, as amended, modified or supplemented from time to time.

“Baltimore Fee Stream” means an amount equal to fifty percent (50%) of (a) the ongoing Baltimore Management Fees receivable by Baltimore Manager under the Baltimore Management Agreement in connection with the management of the Baltimore JV and (b) any termination fee payable to the Baltimore Manager upon the termination of the Baltimore Management Agreement.

“Baltimore JV” means CBAC Borrower, LLC, a Delaware limited liability company and a joint venture which has been conditionally awarded a license to operate a casino in the City of Baltimore by the State of Maryland.

“Baltimore Management Agreement” means that certain Management Agreement, dated as of October 23, 2012, by and between Baltimore JV and Baltimore Manager, as may be amended from time to time.

“Baltimore Management Fees” means any “Management Fees” as defined in the Baltimore Management Agreement and any termination fees payable to the Baltimore Manager pursuant to the Baltimore Management Agreement upon the termination of the Baltimore Management Agreement.

“Baltimore Manager” has the meaning set forth in the preamble.

“Bifurcated Closing” has the meaning set forth in Section 3.1(a).

“BondCo” has the meaning set forth in the preamble.

“BondCo Percentage Interest” means (a) 100 multiplied by the quotient of (i) the Closing CEOC Notes Valuation divided by (ii) the Closing CEOC Notes Valuation plus the Initial CIE Valuation plus the Contributed Proceeds plus (b) three percent (3%).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Las Vegas, Nevada are required or authorized by Law to be closed.

“CAC” has the meaning set forth in the preamble.

“CAC Charter” means the amended and restated certificate of incorporation of CAC to be effective on the date of the closing of the Rights Offering, and in substantially the form attached hereto as Exhibit B.

“CAC Class A Common Stock” has the meaning set forth in the recitals.

“CAC Class B Common Stock” means non-voting Class B common stock, par value $0.001 per share, of CAC.

“CAC Fees and Expenses” means the third-party fees and expenses incurred by CAC in connection with the Transaction. For the avoidance of doubt, “CAC Fees and Expenses” shall not include any withholding taxes paid by CEC and reimbursed by CAC pursuant to Section 2.2(d).

“CAC Percentage Interest” means (a) 100 multiplied by the quotient of (i) the Contributed Proceeds divided by (ii) the Closing CEOC Notes Valuation plus the Initial CIE Valuation plus the Contributed Proceeds minus (b) five percent (5%).

“Caesars Disclosure Schedule” has the meaning set forth in Article VII.

“Caesars Indemnified Persons” has the meaning set forth in Section 12.3.

“Caesars Parties” has the meaning set forth in the preamble.

“Call Right” has the meaning set forth in the recitals.

“CBAC” has the meaning set forth in the preamble.

“CBIC Equity” means one hundred percent (100%) of the limited liability interests of Caesars Baltimore Investment Company, LLC, a Delaware limited liability company, which owns an indirect interest in the Baltimore JV.

“CEC” has the meaning set forth in the preamble.

“CEC Common Stock” means the common stock (other than shares of restricted stock or options issued pursuant to CEC equity plans), $0.01 par value per share, of CEC.

“CEC Stockholder” means each holder of CEC Common Stock as of the Record Date.

“CEOC” has the meaning set forth in the recitals.

“CEOC Notes” has the meaning set forth in the recitals.

“CEOC Notes Closing Valuation Methodology” means the ninety (90) trading day average closing price (as published by Advantage Data under “ADI pricing”) for each tranche of the CEOC Notes for the period ended one (1) Business Day prior to the Closing Date, net of transaction costs and trading commissions (including a discount equivalent to an underwriting fee of 2%) and a 200 bps yield discount.

“CEOC Notes Contribution” has the meaning set forth in the recitals.

“CEOC Notes Initial Valuation Methodology” means the 90 trading day average closing price (as published by Advantage Data under “ADI pricing”) for each tranche of the CEOC Notes for the period ended April 3, 2013, net of transaction costs and trading commissions (including a discount equivalent to an underwriting fee of 2%) and a 200 bps yield discount.

“CEOC Notes Reimbursement Valuation Methodology” means the 90 trading day average closing price (as published by Advantage Data under “ADI pricing”) for each tranche of the CEOC Notes for the period ended on the date preceding the day of reimbursement as provided for in Section 2.2(d), net of transaction costs and trading commissions (including a discount equivalent to an underwriting fee of 2%) and a 200 bps yield discount.

“CEOC Notes Restoration Amount” has the meaning set forth in Section 5.4.

“Chosen Court” has the meaning set forth in Section 13.5(b).

“CIE” has the meaning set forth in the recitals.

“CIE Contribution” has the meaning set forth in the recitals.

“CIE Make-Whole” means the positive number, if any, of Class B Non-Voting Units equal to (i) the number of Class B Non-Voting Units that would have been issuable to HIE Holdings on the Closing Date if the value of CIE (or any of its component parts) as of the Closing was increased by the difference between the applicable Third Party Sale Price and the applicable CIE Valuation Price minus (ii) the number of Class B Non-Voting Units actually issued to HIE Holdings on the Closing Date.

“CIE Shares” has the meaning set forth in the recitals.

“CIE Valuation Price” means $525,000,000 as it relates to a sale of all of the CIE Shares; and shall mean, in the case of a sale of a Material Component, the price that such Material Component constituted in the valuation used to determine the $525,000,000 valuation of the CIE Shares contributed to Growth Partners as mutually agreed upon by the Valuation Committee of CEC and Growth Partners in good faith; and if the parties cannot agree, then as determined pursuant to the dispute resolution procedures set forth in Section 5.5.

“Class A Voting Units” means the class A voting membership interests in Growth Partners, with the corresponding rights and obligations set forth in the Growth Partners Operating Agreement.

“Class B Non-Voting Units” means the class B non-voting membership interests in Growth Partners, with the corresponding rights and obligations set forth in the Growth Partners Operating Agreement.

“Class B Unit Closing Value” means a quotient, the numerator of which is equal to the Closing CEOC Notes Valuation plus the Initial CIE Valuation, and the denominator of which is equal to the aggregate number of Class B Non-Voting Units issued on the Closing Date to HIE Holdings and BondCo pursuant to Sections 3.3(b) and 3.3(d), respectively or Section 5.4.

“Closing” has the meaning set forth in Section 6.1.

“Closing CEOC Notes Valuation” means the Initial CEOC Notes Valuation, as adjusted using the CEOC Notes Closing Valuation Methodology.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Consents” means any consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means any agreement, contract, indenture, note, bond, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Contributed Assets” has the meaning set forth in the recitals.

“Contributed Proceeds” has the meaning set forth in Section 3.2(a).

“Contribution Transaction” has the meaning set forth in the recitals.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“CVPR Sale” has the meaning set forth in Section 9.8.

“Damages” means any loss, liability, prosecution, claim, demand, damage, fine, Tax, cost or expense (including reasonable costs of investigation and defense and legal and other professional expenses, interest, penalties and amounts paid in settlement), but excluding any consequential, punitive, special, incidental, indirect or multiple-based damages (other than any such damages that are paid to a third party in connection with a Third Party Claim).

“Deferred Asset” has the meaning set forth in Section 6.2(a).

“Deferred Closing” has the meaning set forth in Section 6.2(a).

“Deferred Closing Date” has the meaning set forth in Section 6.2(a).

“Deferred Closing Outside Date” has the meaning set forth in Section 6.2(c).

“Direct Claim” has the meaning set forth in Section 12.4(a).

“Earn-Out Objection” has the meaning set forth in Section 5.3(b).

“Earn-Out Payment” means an amount equal to 3.5x the amount by which the 2015 CIE Adjusted EBITDA exceeds $103,397,000; provided that in no event shall the Earn-Out Payment exceed $225,000,000 (for the avoidance of doubt, it being understood that the Earn-Out Payment shall be payable in Class B Non-Voting Units valued at the Class B Unit Closing Value).

“Earn-Out Statement” has the meaning set forth in Section 5.3(a).

“EBITDA” means earnings before interest income/expense, income taxes, depreciation and amortization.

“Escrow Account” has the meaning set forth in Section 5.1(b).

“Evercore Opinions” means the opinions referenced in the engagement letter, dated April 17, 2013, by and between Evercore Group L.L.C. and CEC (which, for the avoidance of doubt, does not include the Restoration Opinion).

“Financial Statements” has the meaning set forth in Section 7.9.

“Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, social online gaming, interactive gaming, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which the Caesars Parties or any of their Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of

Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all Orders, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, Orders, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the Transactions.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.

“Governmental Entities” means, in any jurisdiction, any (a) federal, state, local, foreign or international government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Growth Indemnified Persons” has the meaning set forth in Section 12.2.

“Growth Partners” has the meaning set forth in the preamble.

“Growth Partners Operating Agreement” means the amended and restated limited liability company agreement of Growth Partners, dated as of the Closing Date, and in substantially the form attached hereto as Exhibit C.

“HIE Holdings” has the meaning set forth in the preamble.

“Holdback Amount” has the meaning set forth in Section 5.1(b).

“Indemnified Person” means a Person whom the Caesars Parties, on the one hand, or CAC and Growth Partners, on the other hand, are required to indemnify under Article XII, as applicable.

“Indemnifying Person” means, in relation to an Indemnified Person, the Party to this Agreement that is required to indemnify such Indemnified Person under Article XII.

“Initial CAC Percentage Interest” means (a) 100 multiplied by the quotient of (i) the Initial Proceeds divided by (ii) the Closing CEOC Notes Valuation plus the Initial CIE Valuation plus the Initial Proceeds minus (b) five percent (5%).

“Initial CEOC Notes Valuation” has the meaning set forth in the recitals.

“Initial CIE Valuation” has the meaning set forth in the recitals.

“Initial Earn-Out Amount” has the meaning set forth in Section 5.3(a).

“Initial HIE Percentage Interest” means (a) 100 multiplied by the quotient of (i) the Initial CIE Valuation divided by (ii) the Initial CIE Valuation plus the Closing CEOC Notes Valuation plus the Contributed Proceeds plus (b) two percent (2%).

“Initial Proceeds” has the meaning set forth in Section 3.2(a).

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.

“Liquidation” means the sale or winding up of Growth Partners, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of Growth Partners to the holders of Growth Partners’ units.

“Liquidation Right” has the meaning set forth in the recitals.

“Management Services Agreement” has the meaning set forth in the recitals.

“Managing Member” has the meaning set forth in the Growth Partners Operating Agreement.

“Material Component” means one or more operating business units of CIE, excluding any assets that do not constitute an operating business unit of CIE.

“Offering Fees and Expenses” means the amount designated as “Total” in Item 13 of Part II of the Registration Statement, unless otherwise agreed by CAC and CEC.

“Operating Fees” means any “Operating Fees” as defined in the PH Management Agreement.

“Order” means any outstanding order, decision, judgment, writ, injunction, stipulation, award or decree.

“Outside Date” has the meaning set forth in Section 11.1(b)(iii).

“Party” means any party hereto, and “Parties” means all parties hereto.

“Permit” means all Consents, licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

“Permitted Lien” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges are not yet due and payable; (b) for inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) for minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation, which minor title defects, recorded easements and regulations do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the business, assuming that the property is used on substantially the same basis as such property is currently being used by the respective Caesars Party or its Subsidiaries; or (d) that are set forth in Schedule 1.1(a).

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“PH Fee Stream” means an amount equal to fifty percent (50%) of the ongoing Operating Fees receivable by PHW Manager under the PH Management Agreement in connection with the management of Planet Hollywood.

“PH Management Agreement” means that certain Hotel and Casino Management Agreement, dated as of February 19, 2010, by and between PHW Las Vegas and PHW Manager, as may be amended from time to time, to be assigned by PHW Las Vegas to PHWLV prior to the Closing.

“PHWLV” has the meaning set forth in the recitals.

“PHWLV Equity” means one hundred percent (100%) of the member’s interests of PHWLV.

“PHW Las Vegas” has the meaning set forth in the preamble.

“PHW Manager” has the meaning set forth in the preamble.

“Planet Hollywood” means the resort, casino and entertainment complex known as the Planet Hollywood Resort and Casino, located in Las Vegas, Nevada.

“Prospectus” means the prospectus, which forms a part of the Registration Statement, to be sent to each CEC Stockholder in connection with the Transactions, as such Prospectus may be amended or supplemented from time to time.

“Proxy” means the irrevocable proxy made and granted by the Sponsors and the co-investment entities party thereto vesting voting and dispositive control over the CAC Class A Common Stock held by such Parties in favor of Hamlet Holdings LLC, a Delaware limited liability company.

“Purchase Price” has the meaning set forth in Section 5.1(a).

“Purchase Transaction” has the meaning set forth in the recitals.

“Purchased Assets” has the meaning set forth in the recitals.

“Record Date” means the close of business on the date to be determined by the CEC board of directors as the record date for determining the shares of CEC common stock in respect of which Subscription Rights will be distributed pursuant to the Rights Offering.

“Registration Rights Agreement” means that certain registration rights agreement, dated as of the Closing Date, and in substantially the form attached hereto as Exhibit D.

“Registration Statement” means the registration statement on Form S-1 filed by CAC with the Commission to effect the registration of the Subscription Rights and CAC Class A Common Stock pursuant to the Securities Act in connection with the Transactions, as such registration statement may be amended or supplemented from time to time.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Restoration Opinion” means the opinions referenced in the engagement letter to be entered into by and between Valuation Research Corporation and CEC.

“Rights Distribution Date” has the meaning set forth in Section 2.2(c).

“Rights FMV” means the aggregate fair market value of the Subscription Rights as set forth in the Restoration Opinion.

“Rights Offering” has the meaning set forth in the recitals.

“Rights Offering Closing” has the meaning set forth in Section 6.1.

“Rights Offering Closing Date” has the meaning set forth in Section 6.1.

“Rights Offering Proceeds” has the meaning set forth in Section 3.2(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” means any of PHW Las Vegas, PHW Manager, CBAC and Baltimore Manager, and “Sellers” shall mean all of the foregoing entities.

“Settlement Agent” has the meaning set forth in Section 5.1(c).

“Settlement Agreement” has the meaning set forth in Section 5.1(c).

“Sponsor” means either (i) collectively, Apollo Hamlet Holdings, LLC, a Delaware limited liability company, and Apollo Hamlet Holdings B, LLC, a Delaware limited liability company, or (ii) collectively, TPG Hamlet Holdings, LLC, a Delaware limited liability company, and TPG Hamlet Holdings B, LLC, a Delaware limited liability company, and “Sponsors” shall mean all of the foregoing entities.

“Sponsor Commitment” has the meaning set forth in the recitals.

“Subscription Price” means the subscription price per share of CAC Class A Common Stock set forth in the Registration Statement and the Prospectus.

“Subscription Rights” has the meaning set forth in the recitals.

“Subsequent CAC Percentage Interest” means the CAC Percentage Interest minus the Initial CAC Percentage Interest.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person, directly or indirectly, owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, imposts, duties and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local Governmental Entity or subdivision or agency thereof, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Third Party Sale Price” means the proceeds actually received by or on behalf of Growth Partners (or a subsidiary thereof) from a third party purchaser of CIE’s business or a Material Component thereof in respect of such sale. The fair market value of any non-cash proceeds shall be determined between CEC and CAC, with any disputed amount to be subject to the dispute resolution procedures set forth in Section 5.5.

“Transactions” has the meaning set forth in the recitals.

“Transferred Assets” has the meaning set forth in the recitals.

“Valuation Firm” has the meaning set forth in Section 5.5.

“Valuation Firm Decision” has the meaning set forth in Section 5.5.

“Voting Agreement” means the omnibus voting agreement dated as of the Closing Date, between Hamlet Holdings LLC, the Sponsors, the co-investment entities party thereto, CEC and CAC, in substantially the form attached hereto as Exhibit E.

“VRC Opinions” means, collectively, the opinions referenced in the (i) engagement letter, dated June 4, 2013, by and between Valuation Research Corporation and CEC (and the Valuation Committee of the Board of Directors of CEC) and (ii) engagement letter, dated [            ], 2013, by and between Valuation Research Corporation and CEC (and the Board of Directors of CEC).

“Withholding Stockholder” has the meaning set forth in Section 2.2(d)(i).

Section 1.2 Rules of Construction. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Annex, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

ARTICLE II

RIGHTS OFFERING

Section 2.1 Effectiveness of the Registration Statement. CAC shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission on or prior to the date hereof, including by responding in a timely manner to all comments of the Commission relating to the Registration Statement. The Caesars Parties shall provide commercially reasonable cooperation to CAC in connection with such efforts, including by providing access to management of CEC and CEOC and its and their Subsidiaries and such information about the Caesars Parties or the Transferred Assets as is reasonably necessary for CAC to adequately respond to any comments from the Commission or to prepare any ancillary materials.

Section 2.2 Distribution of the Subscription Rights and Prospectus; Withholding.

(a) To the extent not previously distributed prior to or on the date hereof, CAC shall, promptly following its receipt of a written request for the same from CEC, contribute to Growth Partners, and Growth Partners shall receive and accept from CAC, the Subscription Rights.

(b) To the extent not previously distributed prior to or on the date hereof, Growth Partners shall, upon its receipt of the Subscription Rights from CAC and in accordance with the limited liability company agreement of Growth Partners in effect immediately prior to the Closing Date, distribute to CEC (through one or more of CEC’s wholly-owned Subsidiaries), and CEC shall receive and accept from Growth Partners (through one or more of CEC’s wholly-owned Subsidiaries), the Subscription Rights.

(c) To the extent not previously distributed prior to or on the date hereof, following its receipt of the Subscription Rights from Growth Partners, but subject to (i) effectiveness of required Gaming Licenses and (ii) the fiduciary duties of the board of directors of CEC, in each case in respect of the declaration and payment of a dividend in the form of the Subscription Rights, CEC shall (x) declare and distribute the Subscription Rights to CEC Stockholders as of the Record Date in the manner described in the Registration Statement (such distribution date, the “Rights Distribution Date”) and (y) as soon as available, make the Prospectus available to the CEC Stockholders to which the Subscription Rights were distributed.

(d) Withholding.

(i) For any CEC Stockholder for which CEC is the withholding agent (a “Withholding Stockholder”), CEC shall remit out of CEC’s own funds any withholding tax (including backup withholding tax) that CEC is required to remit pursuant to the Code or any provision of state, local or foreign Tax law with respect to the Rights Offering to the Internal Revenue Service or other applicable Governmental Entity. CEC and the Sponsors shall use their commercially reasonable efforts to minimize the amount of any such withholding obligations.

(ii) If a Withholding Stockholder exercises any Subscription Rights, the cash exercise price from such Withholding Stockholder shall first be used by CAC to reimburse CEC for any withholding tax (including backup withholding tax) that CEC paid on behalf of such Withholding Stockholder. Such reimbursement payment shall be made by CAC to CEC promptly after the receipt of such cash from such Withholding Stockholder, and shall be paid to an account or accounts designated by CEC.

(iii) CAC shall apply the net amount of exercise proceeds remaining after deduction of such reimbursement payment towards the purchase of CAC Class A Common Stock. For the avoidance of doubt, pursuant to the Registration Statement and the Prospectus, each Withholding Stockholder that desires to purchase an amount of CAC Class A

Common Stock equal to its respective pro rata interest in CEC (without reduction due to the use of a portion of the applicable exercise price to reimburse CEC for the withholding obligation as aforesaid) shall have the right to pay to CAC, in addition to the applicable exercise price for the Subscription Rights being exercised, an amount equal to the withholding tax (including backup withholding tax) paid by CEC on behalf of such Withholding Stockholder.

(iv) To the extent CEC is not reimbursed in cash pursuant to this Section 2.2(d) for any withholding tax (including backup withholding tax) CEC paid on behalf of Withholding Stockholders, (i) Growth Partners shall promptly reimburse CEC for such unreimbursed amount by causing the transfer to BondCo of an amount of CEOC Notes, valued using the CEOC Notes Reimbursement Valuation Methodology, equal to the aggregate unreimbursed amount and (ii) CAC’s Capital Account and Class A Unit Net Capital (both as defined in the Growth Partners Operating Agreement) shall be reduced by a corresponding amount pursuant to the terms of the Growth Partners Operating Agreement.

(e) The closing of the sale and purchase of CAC Class A Common Stock pursuant to the Rights Offering shall take place in the manner, and subject to the terms and conditions, described in “The Rights Offering” section of the Registration Statement and/or the Prospectus.

ARTICLE III

CONTRIBUTIONS

Section 3.1 Election of Bifurcated Closing.

(a) Generally. Notwithstanding anything herein to the contrary, at the election of the Sponsors, the Sponsors may elect to waive the exercise period, exercise their basic Subscription Rights in full prior to the expiration of the Rights Offering and consummate such portion of the Sponsor Commitment prior to the closing of the Rights Offering, such that the contribution to Growth Partners of the Contributed Assets, and the purchase by and sale to Growth Partners of the Purchased Assets, each as further described below, may be effected prior to the closing of the Rights Offering. Such elective two-stage closing is referred to herein as a “Bifurcated Closing.” In the event of a Bifurcated Closing, the distribution of the Subscription Rights shall occur on the date of the initial Sponsor closing, with the result that the Rights Distribution Date and the Closing Date shall be the same. For the avoidance of doubt, a Bifurcated Closing is elective, and neither Sponsor shall be required to proceed with a Bifurcated Closing absent the express agreement of each Sponsor.

(b) Consummation of the Sponsor Commitment. In the event of a Bifurcated Closing, upon the exercise of their basic Subscription Rights and payment of the subscription price on the Closing Date, each Sponsor shall receive a number of shares of CAC Class A Common Stock equal to (i) the aggregate amount paid by such Sponsor divided by (ii) the Subscription Price. Upon the closing of the Rights Offering and subject to availability, each Sponsor shall, if necessary, exercise their oversubscription privilege to purchase an additional amount of Shares equal to not less than the number of Shares obtained by dividing (i) the remainder of $250,000,000 less the amount previously paid to purchase Shares by such Sponsor on the Closing Date by (ii) the Subscription Price, such that subscription rights of at least $500,000,000 in total are exercised in the rights offering. The Sponsors will also be eligible to exercise their over-subscription privileges, if any, pursuant to the terms of the Registration Statement and the Prospectus.

(c) Closing Date. For the avoidance of doubt, the consummation of the initial closing of a Bifurcated Closing may take place on the date hereof.

Section 3.2 Contributions By CAC.

(a) Bifurcated Closing.

(i) Initial Proceeds. In the event of a Bifurcated Closing, on the Closing Date, following the receipt by CAC of the aggregate proceeds from the Sponsors (the “Initial Proceeds”):

(1) CAC shall contribute, transfer, convey, assign and deliver to Growth Partners, and Growth Partners shall receive and accept from CAC, the Initial Proceeds, which shall be made by one or more wire transfers in immediately available funds to an account or accounts previously identified by Growth Partners; and

(2) Growth Partners shall issue to CAC, and CAC shall receive and accept from Growth Partners, free and clear of any Liens (other than those under any Ancillary Agreements), a total number of Class A Voting Units representing an aggregate economic interest in Growth Partners equal to the Initial CAC Percentage Interest, in consideration for the contribution by CAC to Growth Partners of the Initial Proceeds as set forth above.

(ii) Subsequent Proceeds. In the event of a Bifurcated Closing, on the Rights Offering Closing Date, following the receipt by CAC of the total proceeds from the Rights Offering (including any additional proceeds from the Sponsors as set forth in Section 3.1(b)), subject to Section 2.2(d) (such amount, the “Rights Offering Proceeds;” the Initial Proceeds and the Rights Offering Proceeds collectively, the “Contributed Proceeds”):

(1) CAC shall contribute, transfer, convey, assign and deliver to Growth Partners, and Growth Partners shall receive and accept from CAC, the Rights Offering Proceeds, which shall be made by one or more wire transfers in immediately available funds to an account or accounts previously identified by Growth Partners; and

(2) Growth Partners shall issue to CAC, and CAC shall receive and accept from Growth Partners, free and clear of any Liens (other than those under any Ancillary Agreements), a total number of Class A Voting Units representing an aggregate economic interest in Growth Partners equal to the Subsequent CAC Percentage Interest, in consideration for the contribution by CAC to Growth Partners of the Rights Offering Proceeds as set forth above. For the avoidance of doubt, the sum of the Initial CAC Percentage Interest and the Subsequent CAC Percentage Interest shall equal the CAC Percentage Interest.

(b) Non-Bifurcated Closing. In the event a Bifurcated Closing is not elected, on the Closing Date, following the receipt by CAC of the Rights Offering Proceeds (for the avoidance of doubt, including in such scenario proceeds from the Sponsor Commitment):

(i) CAC shall contribute, transfer, convey, assign and deliver to Growth Partners, and Growth Partners shall receive and accept from CAC, the Rights Offering Proceeds, subject to Section 2.2(d), which shall be made by one or more wire transfers in immediately available funds to an account or accounts previously identified by Growth Partners; and

(ii) Growth Partners shall issue to CAC, and CAC shall receive and accept from Growth Partners, free and clear of any Liens (other than those under any Ancillary Agreements), a total number of Class A Voting Units representing an aggregate economic interest in Growth Partners equal to the CAC Percentage Interest, in consideration for the contribution by CAC to Growth Partners of the Rights Offering Proceeds as set forth above.

Section 3.3 Contributions By Certain Caesars Parties. On the Closing Date, substantially simultaneously with the transactions set forth in Section 3.2 above:

(a) HIE Holdings shall contribute, transfer, convey, assign and deliver to Growth Partners or its designated direct or indirect Subsidiary, and Growth Partners or its designated direct or indirect Subsidiary shall receive and accept from HIE Holdings, all of HIE Holdings’ right, title and interest in and to the CIE Shares;

(b) Growth Partners shall issue to HIE Holdings, and HIE Holdings shall receive and accept from Growth Partners, free and clear of any Liens (other than those under any Ancillary Agreements), a total number of Class B Non-Voting Units representing an aggregate economic interest in Growth Partners equal to the Initial HIE Percentage Interest, in consideration for the contribution by HIE Holdings to Growth Partners or its designated direct or indirect Subsidiary of the CIE Shares as set forth above. For the avoidance of doubt, the Initial HIE Percentage Interest is subject to potential increase following the Closing in accordance with Sections 5.2 and 5.3;

(c) BondCo shall contribute, transfer, convey, assign and deliver to Growth Partners or its designated direct or indirect Subsidiary, and Growth Partners or its designated direct or indirect Subsidiary shall receive and accept from BondCo, all of BondCo’s right, title and interest in and to the CEOC Notes; provided that, for administrative convenience, BondCo shall withhold an amount of the CEOC Notes otherwise subject to contribution at Closing in accordance with Section 5.4 (if any); and

(d) Growth Partners shall issue to BondCo, and BondCo shall receive and accept from Growth Partners, free and clear of any Liens (other than those under any Ancillary Agreements), a total number of Class B Non-Voting Units representing an aggregate economic interest in Growth Partners equal to the BondCo Percentage Interest, in consideration for the contribution by BondCo to Growth Partners or its designated direct or indirect Subsidiary of the CEOC Notes as set forth above.

Section 3.4 Admittance and Joinder. On the Closing Date, Growth Partners shall admit (to the extent not already a member) each of CAC, CEC (if applicable), HIE Holdings and BondCo as a member thereof, and shall effect the appropriate recordation in the Growth Partners Operating Agreement and any other applicable books and records of Growth Partners to evidence the issuance to each of CAC, CEC (if applicable), HIE Holdings and BondCo of the respective Class A Voting Units or Class B Non-Voting Units, as applicable, as set forth above. Each of CAC, CEC (if applicable), HIE Holdings and BondCo shall join and agree to be bound by and subject to the applicable terms and conditions of the Growth Partners Operating Agreement.

ARTICLE IV

SALE AND PURCHASE OF ASSETS

Section 4.1 PHWLV Equity. Upon the terms and subject to the conditions of this Agreement, including the receipt of all Gaming Licenses, on the Closing Date, PHW Las Vegas shall sell, transfer, convey, assign and deliver to Growth Partners or its designated direct or indirect Subsidiary, and Growth Partners or its designated direct or indirect Subsidiary shall purchase and acquire from PHW Las Vegas, all of PHW Las Vegas’s right, title and interest in and to the PHWLV Equity, in partial consideration for the payment by Growth Partners of the Purchase Price as set forth below.

Section 4.2 PH Fee Stream.

(a) Upon the terms and subject to the conditions of this Agreement, including the receipt of all Gaming Licenses, on the Closing Date, PHW Manager shall sell, transfer, convey, assign and deliver to Growth Partners, and Growth Partners shall purchase and acquire from PHW Manager, all of PHW Manager’s right, title and interest in and to the PH Fee Stream, and Growth Partners’ designated direct Subsidiary shall accept such transfer pursuant to a duly executed agreement delivered in accordance with Section 10.3(f)(vi), in partial consideration for the payment by Growth Partners of the Purchase Price as set forth below.

(b) Growth Partners irrevocably covenants and agrees that neither Growth Partners nor any of its Subsidiaries or Affiliates shall attempt to recover or shall recover from PHW Manager any amounts of the PH Fee Stream unless such amounts have actually been earned and received by PHW Manager.

Section 4.3 CBIC Equity. Upon the terms and subject to the conditions of this Agreement, including the receipt of all Gaming Licenses, on the Closing Date, CBAC shall sell, transfer, convey, assign and deliver to Growth Partners or its designated direct or indirect Subsidiary, and Growth Partners or its designated direct or indirect Subsidiary shall purchase and acquire from CBAC, all of CBAC’s right, title and interest in and to the CBIC Equity, in partial consideration for the payment by Growth Partners of the Purchase Price as set forth below.

Section 4.4 Baltimore Fee Stream.

(a) Upon the terms and subject to the conditions of this Agreement, including the receipt of all Gaming Licenses, on the Closing Date, Baltimore Manager shall sell,

transfer, convey, assign and deliver to Growth Partners, and Growth Partners shall purchase and acquire from Baltimore Manager, all of Baltimore Manager’s right, title and interest in and to the Baltimore Fee Stream, and Growth Partners’ designated direct Subsidiary shall accept such transfer pursuant to a duly executed agreement delivered in accordance with Section 10.3(f)(vi), in partial consideration for the payment by Growth Partners of the Purchase Price as set forth below.

(b) Growth Partners irrevocably covenants and agrees that neither Growth Partners nor any of its Subsidiaries or Affiliates shall attempt to recover or shall recover from Baltimore Manager any amounts of the Baltimore Fee Stream unless such amounts have actually been earned and received by Baltimore Manager.

ARTICLE V

PURCHASE PRICE; ADJUSTMENTS; RESTORATION

Section 5.1 Purchase Price; Holdback; Settlement Agent.

(a) Purchase Price. In consideration for the Purchased Assets, at the Closing, Growth Partners shall pay or cause to be paid to the Settlement Agent, on behalf of and in its capacity as agent for the Sellers, by wire transfer of immediately available funds, an aggregate amount equal to $360,000,000 (the “Purchase Price”). The Settlement Agent shall, in its capacity as agent for Sellers, allocate the Purchase Price as set forth on Annex B and pay the Purchase Price to CEOC, by direction of the Sellers.

(b) Cash Consideration Holdback. Notwithstanding the foregoing, at the Closing, only in the event that a Deferred Closing is required, a portion of the cash consideration shall be withheld from the Purchase Price (the “Holdback Amount”), in respect of the Deferred Assets, and shall be deposited into an escrow account (the “Escrow Account”) with the Settlement Agent (as defined below) in the amount allocable to such Deferred Assets as set forth on Annex B. The Escrow Account shall be held and disbursed by the Settlement Agent in accordance with the terms of this Agreement (including Section 6.2) and the Settlement Agreement. The respective Seller shall be treated as the owner of the funds deposited in the Escrow Account for all Tax purposes.

(c) Settlement Agent. Prior to the Closing Date, Growth Partners, CEOC and the Sellers shall enter into a settlement and escrow agreement (the “Settlement Agreement”) with a bank, trust company or other financial institution as may be designated by CEC and reasonably acceptable to Growth Partners (the “Settlement Agent”), which shall appoint the Settlement Agent as the agent to receive and/or hold, in separate accounts, (i) the Purchase Price, for the benefit of the Sellers and to be paid to CEOC at the Closing by direction of the Sellers and (ii) the Holdback Amount, if any, in accordance with the terms of this Agreement and the Settlement Agreement.

Section 5.2 CIE Deal Protection. If, prior to the date that is nine (9) months following the Closing Date, Growth Partners or any subsidiary thereof agrees to sell, or sells, all of the CIE Shares or all or a Material Component of the business of CIE (whether through the sale of equity interests or assets, merger, consolidation or otherwise) to any Person other than CEC or its Affiliates, then, substantially concurrent with the closing of such sale, Growth Partners shall issue to HIE Holdings a number of Class B Non-Voting Units equal to the CIE Make-Whole (by properly reflecting it in Growth Partners’ books and records in accordance with the Growth Partners Operating Agreement). Growth Partners shall notify CEC not less than three (3) Business Days (i) following entry into an agreement to effect any such sale (and shall provide CEC copies of all agreements) and (ii) prior to the anticipated closing thereof.

Section 5.3 Earn-Out Payment.

(a) No later than March 15, 2016, Growth Partners shall deliver to HIE Holdings a reasonably detailed statement (the “Earn-Out Statement”) that sets forth Growth Partners’ good faith calculation of the Earn-Out Payment, if any (the “Initial Earn-Out Amount”).

(b) The Earn-Out Statement shall become final and binding upon Growth Partners and HIE Holdings not later than the thirtieth (30th) day following the date on which the Earn-Out Statement is delivered to HIE Holdings, unless HIE Holdings, within such thirty (30) day period, notifies Growth Partners in writing of any objections thereto (the “Earn-Out Objection”). If (i) HIE Holdings accepts the Earn-Out Statement within such thirty (30) days or (ii) no Earn-Out Objection is delivered by HIE Holdings within such thirty (30) days, then the Earn-Out Statement shall be final and binding upon Growth Partners and HIE Holdings, and Growth Partners shall, within five (5) Business Days after the acceptance or deemed acceptance of the Earn-Out Statement by HIE Holdings, issue to HIE Holdings additional Class B Non-Voting Units (by reflection on Growth Partners’ books and records) equal to the Initial Earn-Out Amount in accordance with the Growth Partners Operating Agreement. HIE Holdings’ receipt of the benefit of the Initial Earn-Out Amount shall be treated as an adjustment to the amount of HIE Holdings’ capital contribution for U.S. federal, state and local income tax purposes.

(c) If the Earn-Out Objection is delivered within such thirty (30) days, then promptly following Growth Partner’s receipt of the Earn-Out Objection, Growth Partners and HIE Holdings shall negotiate in good faith in an effort to resolve any objections made by HIE Holdings with respect to the Earn-Out Statement and/or the Initial Earn-Out Amount, and in the event and to the extent that HIE Holdings and Growth Partners resolve such proposed revisions (the “Agreed Earn-Out Adjustments”), the Agreed Earn-Out Adjustments shall be, to the extent of such resolutions, final and binding on Growth Partners and HIE Holdings. If all of HIE Holdings’ objections are resolved by the Parties, Growth Partners shall within five (5) Business Days thereafter issue to HIE Holdings additional Class B Non-Voting Units (by reflection on Growth Partners’ books and records) equal to the sum of the Initial Earn-Out Amount and the Agreed Earn-Out Adjustments in accordance with the Growth Partners Operating Agreement. HIE Holdings’ receipt of the benefit of the Initial Earn-Out Amount and the Agreed Earn-Out Adjustments shall be treated as an adjustment to the amount of HIE Holdings’ capital contribution for U.S. federal, state and local income tax purposes.

(d) If there remain any unresolved objections to the Earn-Out Statement and/or the Initial Earn-Out Amount after thirty (30) days of Growth Partner’s receipt of the Earn-Out Objection, then Growth Partners shall, within five (5) Business Days thereafter, issue to HIE Holdings additional Class B Non-Voting Units (by reflection on Growth Partners’ books and records) equal to the portion of the Initial Earn-Out Amount with respect to which there is no dispute, and the disputed portion shall be subject to the dispute resolution procedures set forth in Section 5.5 below.

(e) Subsequent to the Closing and through and including December 31, 2015, Growth Partners shall not take, or omit to take, any action intended primarily to avoid or reduce the Earn-Out Payment that would otherwise be payable hereunder.

Section 5.4 Restoration of Fair Market Value of the Subscription Rights. It is the express intention of the Parties that the aggregate fair market value of the Subscription Rights be restored to CEC by CAC. Accordingly, for administrative convenience, BondCo shall withhold from its contribution to Growth Partners (or its designated direct or indirect Subsidiary), and shall not contribute, an amount of CEOC Notes (otherwise subject to contribution as set forth in Section 3.2) with an aggregate value (determined in accordance with the CEOC Notes Closing Valuation Methodology) equal to the Rights FMV (the “CEOC Notes Restoration Amount”). For the avoidance of doubt, and in accordance with the Growth Partners Operating Agreement, such CEOC Notes withheld by BondCo pursuant to the previous sentence shall nonetheless be treated as having been contributed by BondCo to Growth Partners (or its designated direct or indirect Subsidiary) and the number of Class B Non-Voting Units held by CEC or its Subsidiaries and/or the Class A Voting Units held by CAC shall not be reduced by such withholding by BondCo, but CAC’s Capital Account and Class A Unit Net Capital (both as defined in the Growth Partners Operating Agreement) shall be reduced by an amount equal to the CEOC Notes Restoration Amount pursuant to the terms of the Growth Partners Operating Agreement.

Section 5.5 Dispute Resolution. In the event of a dispute with respect to the CIE Make-Whole and/or the Earn-Out Statement, if the involved Parties are unable to come to mutual agreement, CAC shall promptly nominate three (3) New York, New York offices of nationally recognized firms of independent certified public accountants from which CEC shall then promptly select the designated firm (such selected firm, the “Valuation Firm”). The Valuation Firm shall be directed to render its determination within thirty (30) days of the dispute being submitted to it. Judgment may be entered upon the determination of the Valuation Firm (such determination, if any, the “Valuation Firm Decision”) in a Chosen Court or any other court having jurisdiction over the Party against which the Valuation Firm Decision is to be enforced. No later than five (5) Business Days after the final determination of the Valuation Firm Decision, Growth Partners shall cause to be reflected on Growth Partners’ books and records such adjustment, if any, as is necessary to appropriately account for the Valuation Firm Decision. Growth Partners shall be responsible for the costs and expenses of the Valuation Firm.

Section 5.6 Withholding. Growth Partners shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Growth Partners is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that such amounts are so withheld and paid over to the proper Governmental Entity by Growth Partners, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the respective Seller or other Person in respect of which such deduction and withholding was made by Growth Partners. Growth Partners shall deliver to such Seller or other Person, upon request, a receipt evidencing the payment of any such withheld and deducted amounts to the appropriate Governmental Entity.

ARTICLE VI

CLOSING; DEFERRED CLOSING

Section 6.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019, or such other place as the Parties may mutually agree, on the third (3rd) Business Day (or on such other date as is agreed to among the Parties, which may include the date hereof) following the satisfaction or waiver of the conditions set forth in Article X (other than any conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”). Notwithstanding the foregoing, in the event of a Bifurcated Closing, (x) “Closing” shall mean the distribution of the Subscription Rights pursuant to Section 2.2, consummation of all or a part of the Sponsor Commitment, the contribution of the Contributed Assets pursuant to Section 3.3 and the purchase and sale of the Purchased Assets pursuant to Article IV, (y) “Closing Date” shall mean the date on which the foregoing transactions are consummated and (z) “Rights Offering Closing” and “Rights Offering Closing Date” shall mean the consummation of the Rights Offering and the date on which the consummation of the Rights Offering occurs.

Section 6.2 Deferred Closings.

(a) If, as of the Closing Date, (i) there is an applicable Law then in effect or a Governmental Entity shall have issued or entered an Order that is then in effect, either or both of which has the effect of restraining, enjoining, or making illegal the Purchase Transaction or otherwise prohibiting the consummation of the purchase by Growth Partners of a Purchased Asset, (ii) any material Permit or Gaming License that is required to consummate the purchase by Growth Partners of a Purchased Asset or the contribution to Growth Partners of a Contributed Asset shall not have been obtained or (iii) any consent listed on Schedule 10.3(d) shall not have been obtained with respect to a Purchased Asset specified therein, then the closing of the transactions contemplated hereby (the “Deferred Closing”) with respect to such Purchased Asset (each, a “Deferred Asset”) shall be deferred until (but shall occur on) the third (3rd) Business Day (a “Deferred Closing Date”) following the satisfaction or waiver (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) of the conditions described in Section 10.4 with respect to such Deferred Asset.

(b) Until the Deferred Closing Outside Date (as defined below), the respective Seller and Growth Partners shall, to the extent consistent with any applicable legal or fiduciary obligation under applicable Law (including, for the avoidance of doubt, any Gaming Laws and Gaming Licenses), take all actions as are necessary such that Growth Partners will, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with owning and operating a Deferred Asset for the period between the Closing and the Deferred Closing with respect to such Deferred Asset, subject, in each case, to the actual occurrence, if at all, of the Deferred Closing with respect to such Deferred Asset. Notwithstanding the foregoing, during the period beginning on the Closing Date and ending on the earlier of the Deferred Closing Date and the Deferred Closing Outside Date, except as Growth Partners may consent in writing, the respective Seller shall conduct the operations of the Deferred Asset in the ordinary course consistent with past practice; provided that the respective Seller shall not, and shall not permit the Deferred Asset to: (i) except in the ordinary course of business, incur or assume any liabilities, obligations or indebtedness for borrowed money; (ii) make or pay any dividend or distribution, whether of cash or other assets on a non pro rata basis (such dividends or distributions to be paid to Growth Partners upon the applicable Deferred Closing Date); or (iii) sell, lease, license or otherwise dispose of any asset of the Deferred Asset to any Person except for sales of inventory or product in the ordinary course of business.

(c) At each Deferred Closing, if any, Growth Partners and the respective Seller shall execute and deliver joint written instructions to the Settlement Agent instructing the Settlement Agent to release from the Escrow Account to the Settlement Agent, on behalf of and in its capacity as agent for the respective Seller, by wire transfer to an account or accounts designated by the respective Seller (or by such designee), the portion of the Holdback Amount attributed to such Deferred Asset (as set forth in Annex B hereto). As promptly as practicable following the first (1st) anniversary of the date of this Agreement (as may be extended pursuant to the following proviso, the “Deferred Closing Outside Date”), Growth Partners and CEC shall execute and deliver joint written instructions to the Settlement Agent instructing the Settlement Agent to release any remaining Holdback Amount then held in the Escrow Account (or right or claim thereto) to Growth Partners, and the Purchase Price shall be adjusted downward to reflect any such relinquishment to Growth Partners (and the respective Seller shall have no further obligation to transfer any remaining Deferred Assets to Growth Partners); provided, however, that, as long as the respective Sellers are using their reasonable efforts to secure all requisite approvals, such Deferred Closing Outside Date shall be extended to the earlier of (i) the third (3rd) Business Day after the date on which all approvals from a Governmental Entity required to complete the applicable Deferred Closings are received and (ii) the third (3rd) anniversary of the date of this Agreement.

(d) At each Deferred Closing, if any, (i) CAC and Growth Partners shall deliver to the relevant Seller any of the documents or other deliverables required to be delivered pursuant to Section 10.2 to the extent related to the Deferred Asset and not previously delivered to the relevant Seller at the Closing, and (ii) the relevant Seller shall deliver to CAC and Growth Partners any of the documents or other deliverables required to be delivered pursuant to Section 10.3, to the extent related to the Deferred Asset and not previously delivered to CAC and/or Growth Partners at the Closing, provided that in the case of any Deferred Closing occurring more than thirty (30) days after the Closing Date, the relevant Seller shall deliver the certificate described in Section 10.3(f)(v) at such Deferred Closing (even if such Seller previously delivered such a certificate at the Closing).

(e) In respect of each Deferred Asset, the respective Seller and Growth Partners shall continue to comply through the applicable Deferred Closing Date (or Deferred Closing Outside Date) with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing, including the covenants of the Parties contained in Article IX.

(f) For the avoidance of doubt, a Deferred Closing may apply to a Bifurcated Closing.

(g) Unless otherwise required by applicable Law, for U.S. federal and applicable state income tax purposes, the Parties shall treat each Deferred Asset as having been transferred to Growth Partners on the Closing Date.

ARTICLE VII

REPRESENTATIONS OF THE CAESARS PARTIES

Except as set forth in the disclosure schedule delivered to CAC and Growth Partners prior to the execution of this Agreement (the “Caesars Disclosure Schedule”) (provided that disclosure in any section of the Caesars Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is readily apparent on its face), each of the Caesars Parties, jointly and severally, represents and warrants to CAC and Growth Partners as of the date hereof and as of the Closing Date (if different) as follows:

Section 7.1 Organization and Qualification; Subsidiaries.

(a) Each Caesars Party is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Caesars Party is duly licensed or qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification, except where the failure to be so licensed or qualified or in good standing or to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Assets taken as a whole. CEC has made available to Growth Partners prior to the date hereof, as applicable, complete and accurate copies of the Governing Documents of each Transferred Asset comprised of equity and, to the extent in existence, the stock or interest record book, the minute book and other corporate or similar organizational records of each such Transferred Asset.

(b) At the Closing, PHWLV will be duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and will have all requisite corporate or limited liability power and authority to own, lease and operate its respective properties and to carry on its businesses as presently conducted. At the Closing, PHWLV will be duly licensed or qualified to do business and will be in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification, except where the failure to be so licensed or qualified or in good standing or to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Assets taken as a whole. PHWLV shall have engaged in no business other than holding the assets and liabilities owned by PHW Las

Vegas immediately prior to the contribution and assignment referred to in Section 10.3(c), and shall at the Closing have good and marketable title to such assets and liabilities, free and clear of any Liens, other than Permitted Liens.

Section 7.2 Power and Authority. Each Caesars Party has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the other Ancillary Agreements to which such Caesars Party is or will be a party, and to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements to which such Caesars Party is or will be a party.

Section 7.3 Due Execution and Enforceability. This Agreement and each other Ancillary Agreement to which each Caesars Party is or will be a party has been duly and validly executed and delivered by such Caesars Party and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by CAC and Growth Partners, respectively, constitutes the legal, valid and binding obligation of each such Caesars Party, enforceable against each of them in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

Section 7.4 Ownership; Title; Capitalization.

(a) Each Caesars Party (other than CEC) has good and marketable title to its respective Transferred Asset, free and clear of any Liens, other than Permitted Liens. At the Closing, each Caesars Party (other than CEC) will transfer to Growth Partners good and marketable title to its respective Transferred Assets, free and clear of any Liens, other than Permitted Liens.

(b) Section 7.4(b) of the Caesars Disclosure Schedule sets forth the entire respective authorized and issued and outstanding equity interests of each of CIE, PHWLV and CBIC. All of such issued and outstanding equity interests of each of CIE, PHWLV and CBIC have been duly authorized and validly issued and, with respect to CIE, are fully paid and non-assessable. No equity interests of CIE, PHWLV or CIBC have been issued in violation of any applicable federal, state or foreign securities Laws or any preemptive or similar rights. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any equity interests in CIE, PHWLV or CBIC or any right to participate in the profits or other proceeds of CIE, PHWLV or CBIC, and there are no commitments, contracts, agreements, arrangements or understandings by any Caesars Party to issue any equity interests of CIE, PHWLV or CBIC. There are no outstanding or authorized stock-appreciation, phantom stock or similar rights with respect to CIE, PHWLV or CBIC. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the equity interests in CIE, PHWLV or CBIC. There are no Contracts between HIE Holdings, PHW Las Vegas and CBAC, respectively, and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the equity interests of CIE, PHWLV or CIBC, respectively.

(c) Each Caesars Party and their respective Subsidiaries own good title to, or hold pursuant to valid and enforceable leases, all of the assets shown to be owned by them on the Financial Statements (except for such property sold or disposed of subsequent to the date thereof in the ordinary course of business).

Section 7.5 Consents and Approvals; No Violations. No material Consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by any of the Caesars Parties in connection with the execution, delivery and performance by the Caesars Parties of their respective obligations under this Agreement and the other Ancillary Agreements to which such Caesars Party is or will be a party, or the consummation by the Caesars Parties of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and the Ancillary Agreements by the Caesars Parties nor the performance by the Caesars Parties of their obligations nor the consummation of the transactions contemplated hereby or thereby will (a) violate, result in a breach of, or constitute a default under their respective Governing Documents or the Governing Documents of their respective Subsidiaries, (b) violate, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract or (c) violate or infringe any Law (including Gaming Laws) or Order applicable to any Caesars Party or any of the Transferred Assets, except in the case of clause (b) for violations, breaches, defaults, Liens or other rights that have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Assets taken as a whole, or on the ability of any Caesars Party to perform its obligations under this Agreement and each Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 7.6 Gaming Licenses. There have been no proceedings to rescind or suspend the Gaming Licenses applicable to the business of any Caesars Party that owns a Transferred Asset or PHWLV since January 1, 2011, and to the actual knowledge of any senior executive officer of any of the Caesars Parties, no Gaming Authority is investigating or has concluded that any Caesars Party that owns a Transferred Asset or PHWLV has breached any relevant Gaming Law or any applicable conduct restriction.

Section 7.7 Compliance with Law; Gaming Licenses; No Default. None of the Caesars Parties or PHWLV is or since January 1, 2011 has been in default with respect to or in violation of any Laws or Orders (including Gaming Laws) applicable to a Transferred Asset, in each case in any material respect. The Caesars Parties and PHWLV have all material Permits applicable to a Transferred Asset (including all Permits, findings of suitability, exemptions and waivers under Gaming Laws) required to own, lease and operate their properties, and conduct their businesses as currently conducted (or, in the case of PHWLV, as contemplated to be conducted). Since January 1, 2011, there has occurred no violation of, suspension, reconsideration, imposition of material penalties or fines, imposition of adverse conditions or requirements or default (with or without notice or lapse of time or both) under any such Permit applicable to a Transferred Asset other than expirations of Permits in the ordinary course of business that would not be, individually or in the aggregate, material to the business. The Caesars Parties and PHWLV are in compliance with the terms of all Permits applicable to a Transferred Asset in all material respects.

Section 7.8 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Caesars Parties to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

Section 7.9 Financial Statements. CEC has furnished CAC and Growth Partners with true, correct and complete copies of the financial statements set forth on Section 7.9 of the Caesars Disclosure Schedule (the “Financial Statements”). Such Financial Statements have been based upon the information concerning the Transferred Assets contained in the books and records of the Caesars Parties and their respective Subsidiaries, and present fairly in all material respects the financial condition and results of operations of the relevant Caesars Parties and their respective Subsidiaries as of the times and for the periods referred to therein in accordance with GAAP (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, absence of footnotes and other presentation items).

Section 7.10 Indebtedness; CBAC Funding.

(a) As of the date hereof, PHW Las Vegas has no indebtedness for borrowed money. At the Closing, PHWLV will have no indebtedness for borrowed money.

(b) Prior to April 23, 2013, CBAC has indirectly invested an aggregate amount of not less than $18,000,000 in the Baltimore JV.

Section 7.11 Litigation. There are no material grievances, actions, suits or proceedings, at law or in equity, by any Person nor any arbitrations, or administrative or other proceedings by or before any Governmental Authority pending, or, to the knowledge of the Caesars Parties, threatened against or adversely affecting any of the Transferred Assets. None of the Transferred Assets, nor any of the Caesars Parties in respect of the Transferred Assets is subject to any outstanding material Order entered in any lawsuit or proceeding.

Section 7.12 Accuracy. The sections of the Registration Statement and the Prospectus that describe the Transferred Assets contain no untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading.

Section 7.13 Taxes.

(a) All income and other material Tax returns required to be filed by or with respect to CIE and PHWLV have been timely filed in accordance with applicable Law, and all such Tax returns are true, correct and complete in all material respects. Neither CIE nor PHWLV is currently the beneficiary of any extension of time within which to file any income or other material Tax return. CIE and PHWLV have timely paid all material Taxes required to be paid by them in accordance with applicable Law.

(b) There are no Tax audits, assessments, disputes or other proceedings currently pending or, to the knowledge of the Caesars Parties, threatened in writing against CIE or PHWLV. No claim has been made or threatened in writing in a jurisdiction where CIE or PHWLV does not file Tax returns that CIE or PHWLV is or may be subject to taxation in that jurisdiction.

(c) There are no Liens for Taxes on the assets of CIE or PHWLV other than statutory Liens for current Taxes not yet due and payable.

(d) Neither CIE nor PHWLV is party to any Contract relating to the sharing, allocation or indemnification of Taxes other than a Contract entered into in the ordinary course of business that does not relate primarily to Taxes, and neither CIE nor PHWLV has any liability for Taxes of any Person as a transferee or successor, by any such Contract or by applicable Law.

(e) None of the Transferred Assets and none of the assets of CIE and PHWLV (i) are property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) are subject to a “section 467 rental agreement” within the meanings of Section 467 of the Code.

(f) Neither CIE nor PHWLV will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) deferred intercompany transaction or excess loss account under Section 1502 of the Code and the regulations promulgated thereunder (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) installment sale made or open transaction entered into on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election made pursuant to Section 108(i) of the Code.

(g) Neither CIE nor PHWLV has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any analogous provision of state, local or non-U.S. Law. CIE has not been party within the last two (2) years to any transaction intended to qualify under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code.

(h) PHWLV is, and since its inception has always been, properly classified as a disregarded entity for U.S. federal and relevant state income tax purposes.

ARTICLE VIII

REPRESENTATIONS OF CAC AND GROWTH PARTNERS

Each of CAC and Growth Partners, jointly and severally, represents and warrants to the Caesars Parties as of the date hereof and as of the Closing Date (if different) as follows:

Section 8.1 Organization and Qualification; Subsidiaries. Each of CAC and Growth Partners is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of CAC and Growth Partners is duly licensed or qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification. Growth Partners is a wholly-owned Subsidiary of CAC.

Section 8.2 Power and Authority. Each of CAC and Growth Partners has all requisite corporate or limited liability company power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements to which such Caesars Party is or will be a party.

Section 8.3 Due Execution and Enforceability. This Agreement and each other Ancillary Agreement to which each of CAC and Growth Partners is or will be a party has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by the Caesars Parties, respectively, constitutes the legal, valid and binding obligation of each of CAC and Growth Partners, enforceable against each of them in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

Section 8.4 Consent and Approvals; No Violations. No material Consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by CAC or Growth Partners in connection with the execution, delivery and performance by it of its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, or the consummation by it of the transactions contemplated hereby and thereby, except applicable Gaming Licenses. Neither the execution and delivery of this Agreement and the Ancillary Agreements by CAC or Growth Partners nor the performance by such Party of its obligations nor the consummation of the transactions contemplated hereby or thereby will (a) violate, result in a breach of, or constitute a default under their respective Governing Documents, (b) violate, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which either CAC or Growth Partners is a party, except in the case of clause (b) for violations, breaches, defaults, Liens or other rights that have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CAC and Growth Partners to perform their respective obligations under this Agreement and each Ancillary Agreement to which they are a party or to consummate the transactions contemplated hereby or thereby, or (c) violate or infringe any Law or Order applicable to CAC or Growth Partners.

Section 8.5 Independent Investigation; No Other Representations or Warranties. Each of CAC and Growth Partners agrees that neither the Caesars Parties nor any of their Affiliates or advisors has made and shall not be deemed to have made, nor has CAC or Growth Partners nor any of their Affiliates relied on, any representation or warranty, express or implied, with respect to the Caesars Parties, their Subsidiaries, their business or the transactions contemplated by this Agreement, other than those representations and warranties explicitly set forth in Article VII of this Agreement. Each of CAC and Growth Partners further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Caesars Parties, their Subsidiaries and their businesses and (b) has been given adequate access to such information about the Caesars Parties, their Subsidiaries and their businesses as CAC and Growth Partners have reasonably requested.

Section 8.6 Compliance with Law. Neither CAC nor Growth Partners is or since its respective formation has been in default with respect to or in violation of any Laws or Orders (including Gaming Laws) applicable to it.

Section 8.7 Provision for Call and Liquidation Rights. From and after the Closing Date, the CAC Charter, the Growth Partners Operating Agreement and/or any other Governing Documents of either of CAC and Growth Partners will contain provisions sufficient to provide for the full exercise (together with the Voting Agreement) of each of the Call Right and the Liquidation Right for the full duration of each thereof, in each case as described in the Prospectus.

Section 8.8 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of CAC or Growth Partners to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Gaming Licenses. CEC, CAC and their respective Subsidiaries, as necessary, have previously prepared and caused to be filed all required initial applications and documents in connection with obtaining and maintaining the Gaming Licenses (including where appropriate indications of further information to come by supplementary filing) required in connection with the Transactions. CAC and Growth Partners, on the one hand, and the Caesars Parties, on the other hand, agree to comply with the terms and conditions of all such Gaming Licenses (including the maintenance of any existing Gaming Licenses) and to promptly and in good faith respond to, and to cause their respective officers, managers, directors, members, stockholders and Affiliates to promptly and in good faith respond to, all requests for information by any Gaming Authority in connection with such applications and otherwise cooperate in good faith with each other and such Gaming Authorities. Each Party will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Licenses. CAC and Growth Partners, on the one hand, and the Caesars Parties, on the other hand, agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such Party to believe that there is a reasonable likelihood that any Gaming Licenses required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, notwithstanding the foregoing, in no event shall any Caesars Party in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to CEC’s ongoing relationship with any Gaming Authority.

Section 9.2 Conduct of Business. Except to the extent required by this Agreement or any Ancillary Agreement, during the period from the date of this Agreement to the Closing or the date on which this Agreement is terminated pursuant to Section 11.1, each of the Caesars Parties shall, and will cause each of its Subsidiaries to, conduct their respective businesses with respect to the Transferred Assets and the properties and businesses underlying such Transferred Assets in the ordinary course consistent with past practice and in compliance with Law, in each case in all material respects.

Section 9.3 Access to Information.

(a) During the period from the date of this Agreement to the earlier of the Closing or the date on which this Agreement is terminated pursuant to Section 11.1, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the other Parties and their Representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, books and records, Contracts and authorized Representatives with respect to the Transferred Assets and the properties and businesses underlying the Transferred Assets. Each Party shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable efforts to prevent such access and inspection from materially interfering with the business operations of the other Parties.

(b) During the period from the Closing Date to the fourth (4th) anniversary of a Liquidation Event (each as defined in the Growth Partners Operating Agreement) or for such longer period as may be required by applicable Law, the Caesars Parties shall retain all original accounting books and records relating to the Transferred Assets and the businesses underlying the Transferred Assets for the period prior to the Closing Date. CAC, Growth Partners and their Representatives shall have the reasonable right to inspect and to make copies (at their own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Caesars Parties. Caesars Parties shall provide reasonable cooperation in connection with any such inspection and, if requested by CAC, the relevant Caesars Party shall provide access to such employees with knowledge of the books and records to assist in such investigations.

Section 9.4 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, at any time and from time to time after the execution of this Agreement and/or following the Closing, (a) at Growth Partners’ reasonable request, the Caesars Parties shall do, execute, acknowledge and deliver, or will cause its Subsidiaries or Affiliates to do, execute, acknowledge and deliver, all and every such further acts and assurances as Growth Partners reasonably may require to convey, transfer and vest in Growth Partners (or its designated direct or indirect Subsidiary) the Transferred Assets and to confirm Growth Partners’ (or its designated direct or indirect Subsidiary’s) title to all the Transferred Assets and (b) the Parties shall do, execute, acknowledge and deliver, or will cause its Subsidiaries or Affiliates to do, execute, acknowledge and deliver, all and every such further acts and assurances as reasonably required to carry out the provisions hereof and the Transactions, including all necessary steps to effect the Call Right and/or the Liquidation Right.

Section 9.5 Provision for Call and Liquidation Rights. From and after the Closing Date, each of CAC and Growth Partners shall maintain in their respective Governing Documents provisions sufficient to provide for the full exercise (together with the Voting Agreement) of each of the Call Right and the Liquidation Right for the full duration of each thereof, in each case as described in the Prospectus. For the avoidance of doubt, any shares of common stock of CEC received by the Sponsors in connection with the Call Right will be covered by resale registration rights as provided in that certain CEC Stockholders Agreement, dated as of January 28, 2008 (as it may be amended from time to time in accordance with its terms).

Section 9.6 Public Announcements. No Party to this Agreement nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules (upon the advice of counsel) in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. The foregoing shall not restrict communications between CEC and its investors in the ordinary course of business consistent with past practice.

Section 9.7 Payment of Expenses. At or promptly following the Closing, Growth Partners shall pay, or cause to be paid, to (i) CEC, the Offering Fees and Expenses and (ii) CAC, the CAC Fees and Expenses, in each case, by wire transfer of immediately available funds to an account or accounts previously designated by such recipient. For U.S. federal income tax purposes, the parties agree that such payments shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code made by Growth Partners to CEC and CAC.

Section 9.8 CVPR Sale. The members of the Baltimore JV have an agreement in principle to sell approximately eighteen percent (18%) of the equity interest in the Baltimore JV to CVPR Gaming Holdings, LLC, an existing member of the Baltimore JV (the “CVPR Sale”). The CVPR Sale is subject to regulatory approval. At or promptly following the closing of the CVPR Sale, Growth Partners shall pay, or cause to be paid, to CEC, without offset, any and all proceeds received in connection with the CVPR Sale. The Parties agree that none of the benefits and burdens of ownership of the equity interest in the Baltimore JV that is to be transferred pursuant to the CVPR Sale shall transfer to Growth Partners pursuant to this Agreement, and therefore, the Parties agree to treat CEC as the owner of such equity interest for U.S. federal, state and local income tax purposes.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.1 Conditions to Obligations of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions, Illegality or Litigation. No Law or Order issued by any Governmental Entity (including any Gaming Authority) shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the consummation of the transactions contemplated by this Agreement.

(b) Gaming Licenses. Any and all Gaming Licenses shall have been obtained, which Gaming Licenses shall have been granted without the imposition of limitations, restrictions or conditions materially adverse to CEC, CAC or Growth Partners, and such Gaming Licenses shall be in full force and effect.

(c) Opinions. Each of the Evercore Opinions and the VRC Opinions shall have been delivered by the respective provider thereof.

(d) Rights Distribution Date and Effectiveness of the Registration Statement. Solely in the event of a Bifurcated Closing, the distribution of the Subscription Rights, effectiveness of the Registration Statement and the Closing shall occur on the same date.

Section 10.2 Conditions to the Obligations of the Caesars Parties. The respective obligations of the Caesars Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of CAC and Growth Partners set forth in Section 8.1 (Organization and Qualification; Subsidiaries), Section 8.2 (Power and Authority), Section 8.3 (Due Execution and Enforceability) and Section 8.8 (Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of CAC and Growth Partners contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of each of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be so true and correct (without giving regard to any “material”, or “material adverse effect” or any other materiality qualifications set forth therein) does not have, and would not reasonably be expected to have individually or in the aggregate, a material adverse effect on the ability of CAC and Growth Partners to perform their respective obligations under this Agreement and each Ancillary Agreement to which they are a party or to consummate the transactions contemplated hereby or thereby.

(b) Covenants and Agreements. The covenants and agreements of each of CAC and Growth Partners to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed and complied with in all material respects.

(c) Voting Agreement and Proxy. Each of the Voting Agreement and Proxy shall have been executed by all parties thereto and be in full force and effect.

(d) Closing Deliverables. At the Closing, CAC and Growth Partners shall deliver, or cause to be delivered, to the Caesars Parties:

(i) a certificate, dated as of the Closing Date and signed on behalf of CAC and Growth Partners by an executive officer of each of CAC and Growth Partners (or executive officer of its managing member), stating that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied;

(ii) the Registration Rights Agreement;

(iii) the Ancillary Agreements intended to be executed at or in connection with the Closing, duly executed by the parties thereto (other than the Caesars Parties);

(iv) (1) to HIE Holdings, confirmations of book-entry transfer with respect to the Class B Non-Voting Units issued pursuant to Section 3.3(d) and (2) to BondCo, confirmations of book-entry transfer with respect to the Class B Non-Voting Units issued pursuant to Section 3.3(d);

(v) payment to the Settlement Agent, on behalf of and in its capacity as agent for each Seller, by wire transfer, to an account or accounts designated by the Settlement Agent prior to the Closing Date, in immediately available funds, of an aggregate amount equal to (i) the Purchase Price less the Holdback Amount, if any, and (2) the Holdback Amount, if any; and

(vi) to CEC, payment of the Offering Fees and Expenses.

(e) Contributed Proceeds. The Contributed Proceeds shall not be less than $500,000,000; and

(f) Restoration. The Restoration Opinion shall have been delivered by Valuation Research Corporation.

Section 10.3 Conditions to the Obligations of CAC and Growth Partners. The respective obligations of CAC and Growth Partners to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Caesars Parties set forth in Section 7.1 (Organization and Qualification; Subsidiaries), Section 7.2 (Power and Authority), Section 7.3 (Due Execution and Enforceability), Section 7.4 (Ownership; Title; Capitalization) and Section 7.8 (Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of the Caesars Parties contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of each of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be so true and correct (without giving regard to any “material”, or “material adverse effect” or any other materiality qualifications set forth therein) does not have, and would not reasonably be expected to have individually or in the aggregate, a material adverse effect on the Transferred Assets taken as a whole.

(b) Covenants and Agreements. The covenants and agreements of each of the Caesars Parties to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed and complied with in all material respects.

(c) Planet Hollywood Contribution. To the extent the PHWLV Equity is not a Deferred Asset, PHW Las Vegas shall have contributed and assigned all of its assets and liabilities to PHWLV.

(d) Third Party Consents and Notices. All of the Consents set forth on Schedule 10.3(d) shall have been obtained.

(e) Restoration. The Restoration Opinion shall have been delivered by Valuation Research Corporation, and the CEOC Notes Restoration Amount indicated thereby shall be reasonably acceptable to CAC.

(f) Closing Deliverables. At the Closing, the Caesars Parties shall deliver, or cause to be delivered, to CAC and Growth Partners:

(i) a certificate, dated as of the Closing Date and signed on behalf of the Caesars Parties by an executive officer of each Caesars Party, stating that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied;

(ii) the Management Services Agreement;

(iii) the Settlement Agreement;

(iv) the other Ancillary Agreements intended to be executed at or in connection with the Closing to which any of the Caesars Parties is a party, duly executed by such Person, as applicable;

(v) a duly executed certificate from each of HIE Holdings and CEOC, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iv), in form and substance reasonably acceptable to CAC and Growth Partners and on the basis of which Growth Partners shall not be required to deduct or withhold any amounts under Section 1445 of the Code from any amounts payable pursuant to this Agreement;

(vi) fee stream agreements in respect of the Baltimore Fee Stream and the PH Fee Stream, each in a form reasonably acceptable to CAC;

(vii) (1) certificates evidencing the CIE Shares, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto and (2) to the extent such Transferred Asset is not a Deferred Asset, confirmations of book-entry transfer with respect to the PHWLV Equity and the CBIC Equity;

(viii) evidence of registration of the transfer of the CEOC Notes to Growth Partners in accordance with the respective indentures; and

(ix) such other appropriately executed instruments of sale, assignment, transfer and conveyance as may be necessary to evidence and effect the transfer of the Transferred Assets to Growth Partners or its designees, in a form reasonably acceptable to CAC.

Section 10.4 Conditions to Rights Offering Closing and Deferred Closings. The obligations of the Caesars Parties on the one hand, and CAC and Growth Partners on the other hand, to consummate (x) the Rights Offering Closing (solely in the event of a Bifurcated Closing) and (y) any Deferred Closing with respect to a Deferred Asset (whether or not a Bifurcated Closing shall apply) shall be subject to the fulfillment, at or prior to such Rights Offering Closing Date or Deferred Closing Date, as applicable, of each of the following conditions:

(a) No Injunctions, Illegality or Litigation. No Law or Order issued by any Governmental Entity shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the Deferred Closing.

(b) Gaming Licenses.

(i) Rights Offering Closing. No Gaming Licenses shall have been revoked or shall fail to be in full force and effect.

(ii) Deferred Closings. Any and all Deferred Closing Gaming Licenses shall have been obtained, which Deferred Closing Gaming Licenses shall have been granted without the imposition of limitations, restrictions or conditions materially adverse to CEC, CAC or Growth Partners, and such Deferred Closing Gaming Licenses shall be in full force and effect.

Section 10.5 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 10.1, 10.2, 10.3 or 10.4, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time, prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either CAC or CEC:

(i) if the Contributed Proceeds condition set forth in Section 10.2(e) will not be satisfied;

(ii) five (5) Business Days following the date on which the provider of the Evercore Opinions has delivered notice to the board of directors of CEC that such opinions cannot be rendered;

(iii) the Closing shall not have occurred on or before the 180th day after the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement under this Section 11.1(b)(iii) shall not be available to any Party to this Agreement whose breach or failure (or whose Affiliate’s breach or failure) to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

(iv) if any Order issued, or Law adopted, promulgated or issued by a Governmental Entity (including any Gaming Authority) permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement in a manner that would give rise to the failure of a condition set forth in Section 10.1(a), and such Order becomes effective (and final and nonappealable) (except for Orders relating to Gaming Laws, which shall be governed by Section 10.1(b)); or

(v) if any Gaming Authority that must grant a Gaming License required by Section 10.1(b) shall have denied such grant in a manner that would give rise to the failure of a condition set forth in Section 10.1(b) and such denial shall have become final and nonappealable.

(c) by CEC if either CAC or Growth Partners shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.2(a) or Section 10.2(b)

and (ii) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that CEC or CAC, as applicable, is notified by the other of such breach or failure to perform; provided that CEC shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if the Caesars Parties are then in material breach of any of their representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 10.3(a) or Section 10.3(b) not to be satisfied;

(d) by CAC if any of the Caesars Parties shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.3(a) or Section 10.3(b) and (ii) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that CEC or CAC, as applicable, is notified by the other of such breach or failure to perform; provided that CAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if CAC or Growth Partners are then in material breach of any of their representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 10.2(a) or Section 10.2(b) not to be satisfied.

(e) By CAC if there shall have occurred a material adverse effect on the Transferred Assets, taken as a whole.

Section 11.2 Notice of Termination. In the event of termination of this Agreement by any of the Parties pursuant to Section 11.1, written notice of such termination shall be given by the terminating Party to the other Parties to this Agreement.

Section 11.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or their respective Affiliates or Representatives in respect thereof, except (a) as set forth in Section 9.7, this Section 11.3, and Article XIII, each of which shall survive the termination of this Agreement, and (b) that nothing herein will relieve any Party from liability for any fraud or intentional misconduct with respect to this Agreement.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Survival and Time Limitations.

(a) The representations and warranties of the Caesars Parties contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall continue for a period of eighteen (18) months after the Closing Date and any claim in respect thereof shall be made in writing during such time period, except that:

(i) The representations and warranties set out in Sections 7.1, 7.2, 7.3, 7.4 and 7.8 shall survive and continue in full force and effect forever;

(ii) The representations and warranties set out in Sections 7.5, 7.6 and 7.13 shall survive and continue in full force and effect until sixty (60) days have elapsed after the expiration of the applicable statutes of limitations (taking into account any extensions thereof); and

(iii) A claim for any breach by the Caesars Parties of any of their representations and warranties contained in this Agreement involving fraud may be made at any time subject to applicable limitation periods imposed by Law.

(b) The representations and warranties of CAC and Growth Partners contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall continue for a period of eighteen (18) months after the Closing Date and any claim in respect thereof shall be made in writing during such time period, except that:

(i) The representations and warranties set out in Sections 8.1, 8.2, 8.3 and 8.8 shall survive and continue in full force and effect forever; and

(ii) A claim for any breach by CAC or Growth Partners of any of their representations and warranties contained in this Agreement involving fraud may be made at any time subject only to applicable periods imposed by Law.

(c) Each covenant of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for the time period contemplated for performance.

Section 12.2 Indemnification in Favor of CAC and Growth Partners. From and after the Closing, the Caesars Parties, jointly and severally, shall indemnify and save CAC, Growth Partners, CIE and PHWLV and their respective directors, officers, employees, representatives and agents (collectively, the “Growth Indemnified Persons”) harmless of and from any Damages suffered or paid, directly or indirectly, by any of the Growth Indemnified Persons as a result of, in respect of, or arising out of, under, or pursuant to:

(a) any failure of the Caesars Parties to perform or fulfill any covenant of the Caesars Parties under this Agreement;

(b) any breach or inaccuracy of any representation or warranty given by the Caesars Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith; and

(c) (i) any Taxes for which the Caesars Parties are liable in respect of any taxable period, and (ii) any Taxes arising from the Transferred Assets (for the avoidance of doubt, including any Taxes for which CIE and PHW Growth are liable) in respect of any taxable period (or portion thereof) ending on or prior to the Closing Date excluding, in the case of this clause (ii) only, any such Taxes (other than U.S. federal and other income Taxes of any consolidated, combined or unitary group that includes one or more Caesars Parties) that were incurred in the ordinary course of business consistent with past practice and are not yet due and payable on or prior to the Closing Date.

Section 12.3 Indemnification in Favor of the Caesars Parties. From and after the Closing, CAC and Growth Partners, jointly and severally, shall indemnify and save the Caesars Parties, their respective directors, officers, employees, representatives and agents (collectively, the “Caesars Indemnified Persons”) harmless of and from any Damages suffered or paid, directly or indirectly, by any of the Caesars Indemnified Persons as a result of, in respect of, or arising out of, under or pursuant to:

(a) any failure of CAC or Growth Partners to perform or fulfill any covenant of CAC or Growth Partners under this Agreement;

(b) any breach or inaccuracy of any representation or warranty given by CAC or Growth Partners contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith; and

(c) any amounts paid or owing and payable by CEC pursuant to the (1) Irrevocable Transferable Standby Letter of Credit established in CEC’s favor, dated July 12, 2013 and issuable by Keybank National Banking Association and (2) Guaranty Agreement, dated as of February 19, 2010 executed by CEC in favor of Wells Fargo Bank, N.A.

Section 12.4 Procedure for Indemnification.

(a) Notice of Claims.

(i) If an Indemnified Person becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article XII, the Indemnified Person must notify the Indemnifying Person, which notice shall specify whether the potential Damages arise as a result of:

(1) a claim directly by the Indemnified Person against the Indemnifying Person (a “Direct Claim”); or

(2) a claim made by a Person against the Indemnified Person (a “Third Party Claim”);

as soon as reasonably practicable, provided that the failure to provide such notice as soon as reasonably practicable to the Indemnifying Person shall not relieve the Indemnifying Person of liability except to the extent that the Indemnifying Person is actually adversely prejudiced by such failure or delay.

(ii) The Indemnified Person must include in a notice given under clause (i) relevant details then known to the Indemnified Person of the Direct Claim or Third Party Claim, and the events, matters or circumstances giving rise to the Direct Claim or Third Party Claim and an extract of any document that identifies the liability or amount to which the Direct Claim or Third Party Claim relates or other evidence of the amount of the Direct Claim or Third Party Claim, and must after giving such notice keep the Indemnifying Person reasonably informed of all developments in relation to the Direct Claim or Third Party Claim.

(iii) If the Indemnifying Person has timely disputed its indemnity obligations for any Damages with respect to such Direct Claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.5.

(b) Third Party Claims.

(i) In the case of a Third Party Claim, the Indemnifying Person shall have the right in its sole discretion to conduct the defense of such Third Party Claim and to compromise or settle such Third Party Claim; provided, however, that in no event shall the Indemnifying Person compromise or settle such Third Party Claim without the prior written consent of the Indemnified Person if (1) such compromise or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Person of a full release from all liability in respect to such Third Party Claim, (2) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Person, (3) such compromise or settlement includes (A) any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Person or (B) any term that in any manner affects, restrains or interferes with the business of the Indemnified Person or any of its Affiliates or (4) such settlement or compromise imposes liability on the part of the Indemnified Person that is not indemnified by the Indemnifying Person hereunder; provided further that the Indemnifying Person shall reimburse the Indemnified Person for the reasonable costs of the Indemnified Person relating to such Third Party Claim and the conduct of any defense of such Third Party Claim.

(ii) If requested by the Indemnified Person, the Indemnifying Person will provide to the Indemnified Person copies of all pleadings, notices, communications, documentary or other evidence with respect to such Third Party Claim, except where receipt of such documents would waive any claim of privilege by the Indemnifying Person or its legal representative.

(iii) The Indemnified Person is entitled to, at its own cost and expense, liaise with the Indemnifying Person in relation to the defense of such Third Party Claim, and participate in, but not to determine or conduct, any defense of a Third Party Claim or settlement negotiations with respect to a Third Party Claim unless the Indemnifying Person has in its sole discretion determined to permit the Indemnified Person to defend such Third Party Claim, in which event the Indemnifying Person shall have the right to participate in, but not to determine or conduct, any defense of a Third Party Claim or settlement negotiations with respect to such Third Party Claim.

(iv) No settlement, resolution or compromise of such Third Party Claim by the Indemnified Person is determinative of the existence or amount of any Damages in respect of such Third Party Claim, unless the Indemnifying Person consents in writing to such settlement, resolution or compromise, which consent must not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given by the Indemnifying Person to the Indemnified Person unless the Indemnifying Person notifies the Indemnified Person in writing within ten (10) Business Days of a request by the Indemnified Person that it does not give its consent. In addition, notwithstanding anything else to the contrary, the Indemnifying Person shall not settle or compromise any Third Party Claim in respect of Taxes without the prior written consent of the relevant Indemnified Person, not to be unreasonably withheld, conditioned or delayed.

Section 12.5 Indemnification Principles and Limitations.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) Except in the case of fraud, in no event shall the aggregate obligation of (A) the Caesars Parties to indemnify Growth Indemnified Persons under Section 12.2(b), or (B) CAC and Growth Partners to indemnify Caesars Indemnified Persons under Section 12.3(b), respectively, exceed $163,500,000.

(ii) No claims for indemnification pursuant to Section 12.2(b) (other than any such claim in respect of the representations and warranties set forth in Section 7.13) or Section 12.3(b) hereof may be made by any Growth Indemnified Person or any Caesars Indemnified Person, respectively, (x) for any Damages from any single loss or series of related losses not in excess of $500,000 and (y) until the aggregate amount of all Damages for which claims may be made thereunder exceeds $24,525,000 (it being understood that any Damages that do not exceed the amount set forth in clause (x) shall not count toward satisfaction of such threshold), and once such threshold amount has been reached, indemnification shall be made from dollar one.

(b) Each Growth Indemnified Person or Caesars Indemnified Person, as applicable, will take all commercially reasonable steps to mitigate all Damages indemnifiable under this Article XII, which steps shall include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity and the reasonable costs associated with such steps shall be included in the calculation of Damages in respect of the relevant claim.

(c) Solely for purposes of calculating any Damages subject to indemnification pursuant to this Article XII, from and after the Closing, the representations and warranties made herein shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words “material”, “in all material respects”, “material adverse effect” or words of similar import and, accordingly, all references in such representations and warranties to materiality shall be deemed to be deleted therefrom for such purpose only.

(d) With respect to each indemnification obligation contained in this Article XII, all Damages shall be net of any third-party insurance and indemnity proceeds actually recovered by the Indemnified Person under applicable insurance policies or from any other Person alleged to be responsible therefor. The Indemnified Person shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity provisions covering any Damages for which it is seeking indemnification hereunder to the same extent as it would if such Damage were not subject to indemnification hereunder. Upon making any payment to the Indemnified Person for any indemnification claim pursuant to this

Article XII, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Person shall assign any such rights to the Indemnifying Person.

(e) Notwithstanding anything contained in this Agreement, (i) any amounts payable pursuant this Agreement shall be paid without duplication, and in no event shall any Party be entitled to recover under different provisions of this Agreement (including, for the avoidance of doubt, Sections 5.2, 5.3 and 5.4 hereof) for the same amounts; and (ii) any Damages payable under this Article XII (A) with respect to the Purchased Assets shall be payable in immediately available funds to an account or accounts designated in writing by the relevant Indemnified Person, and (B) with respect to the Contributed Assets shall be payable in Class B Non-Voting Units valued at the Class B Unit Closing Value (by properly reflecting it in Growth Partners’ books and records in accordance with the Growth Partners Operating Agreement).

(f) In the event the Caesars Parties make an indemnification payment to the Growth Indemnified Persons in accordance with Section 12.2, the parties agree that the actual net value of the relevant Transferred Asset or Transferred Assets as of the Closing Date was in fact less than the Gross Asset Values (as defined in the Growth Partners Operating Agreement) of such Transferred Asset or Transferred Assets, as determined on the Closing Date, and, to the extent consistent with applicable Law, (i) in the case of an indemnification payment made to Growth Partners, CIE or PHWLV with respect to a Contributed Asset, such payment shall be treated as a capital contribution by the relevant Caesars Party or Caesars Parties to Growth Partners (and the original capital contribution made by such Caesars Party or Caesars Parties to Growth Partners shall be reduced by a corresponding amount), (ii) in the case of an indemnification payment made to Growth Partners, CIE or PHWLV with respect to a Purchased Asset, such payment shall be treated as an adjustment to the Purchase Price, and (iii) in the case of an indemnification payment made to CAC, the amount of such payment shall be deemed to have been contributed by the relevant Caesars Party or Caesars Parties to Growth Partners as a capital contribution (and the original capital contribution made by such Caesars Party or Caesars Parties to Growth Partners shall be reduced by the amount of the relevant Damages) and shall be deemed to have been distributed immediately thereafter by Growth Partners to CAC, such that the capital accounts of the members of Growth Partners shall be in the same relative proportion to one another that the capital accounts would have been if no such indemnification payment had been required to be made.

Section 12.6 Exclusive Remedy. Notwithstanding anything contained herein to the contrary, following the Closing, the indemnification provisions of this Article XII shall be the sole and exclusive remedy (other than in the case of fraud) for the Parties and their respective Affiliates for any misrepresentation or breach of any warranty, covenant or any other provision contained in this Agreement or in any certificate delivered pursuant hereto.

ARTICLE XIII

GENERAL

Section 13.1 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, contains all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the Parties relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind between the Parties and their Representatives, whether oral and written, regarding such subject matter.

Section 13.2 Amendment and Waivers. This Agreement may be modified, supplemented or amended only by a written instrument executed by each of the Parties. Waiver by a Party of any breach of or a failure to comply with any provision of this Agreement by another Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure of any term of this Agreement shall be effective unless in a written notice signed by the waiving Party and delivered to the affected Party in accordance with Section 13.7. For the avoidance of doubt, no term or provision of the Registration Statement or Prospectus shall be deemed to amend any term or provision of this Agreement, and in the event of a conflict between the terms and provisions of the Registration Statement or Prospectus and this Agreement, the terms and provisions of this Agreement shall control.

Section 13.3 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto; provided, further, that prior to the Closing, any Caesars Party may assign its rights under this Agreement to any wholly-owned Subsidiary. Any conveyance, assignment or transfer made in violation of this Section 13.3 will be void ab initio.

Section 13.4 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns.

Section 13.5 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

(b) Each Party irrevocably and unconditionally submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) (any such court, a “Chosen Court”) any Action arising out of or relating to this Agreement, and hereby irrevocably and unconditionally agrees that all claims in respect of such Action may be heard and determined in a Chosen Court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such Party may now or hereafter have to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 13.7.

(c) EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 13.5. NO PARTY (OR ITS REPRESENTATIVE) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 13.5 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 13.6 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the respective Party incurring such fees and expenses.

Section 13.7 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a) If to the Caesars Parties:

c/o Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile:	(702) 407-6418
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile:	(212) 492-0574
Attention:	John Scott, Esq.

(b) If to CAC or Growth Partners:

c/o Apollo Management, L.P.

9 W 57th Street, 43rd Floor

New York, New York 10019

Facsimile:	(646) 607-0528
Attention:	Laurie Medley

and

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, California 94104

Facsimile:	(415) 438-1349
Attention:	Ron Cami (General Counsel)

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile:	(212) 751-4864
Attention:	Raymond Y. Lin, Esq.

Section 13.8 Counterparts; Effectiveness. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.10 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 13.10 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 13.10 prior or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination).

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CAESARS PARTIES:

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:
Name:
Title:

HIE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

HARRAH’S BC, INC., a Delaware corporation

By:
Name:
Title:

PHW LAS VEGAS, LLC, a Nevada limited liability company

By:
Name:
Title:

PHW MANAGER, LLC, a Nevada limited liability company

By:
Name:
Title:

[Transaction Agreement - Signature Page]

CAESARS BALTIMORE ACQUISITION COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

CAESARS BALTIMORE MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By:
Name:
Title:

CAC:

CAESARS ACQUISITION COMPANY, a Delaware corporation

By:
Name:
Title:

GROWTH PARTNERS:

CAESARS GROWTH PARTNERS, LLC, a Delaware limited liability company

By:	Caesars Acquisition Company, its managing
member

By:
Name:
Title:

[Transaction Agreement - Signature Page]

Annex A

CEOC Notes

Issuance	Face Amount	CUSIP
5.625% senior notes due 2015	$427,319,000	413627AU4
6.50% senior notes due 2016	$324,520,000	413627AX8
5.75% senior notes due 2017	$390,927,000	413627AW0
10.75% senior toggle notes due 2018	$3,447,102	413627BE9

Annex B

Purchase Price Allocations

Seller	Allocation of Purchase Price
PHW Las Vegas	$210,000,000
PHW Manager	$70,000,000
CBAC and Baltimore Manager	$80,000,000

Total	$360,000,000